Exhibit 99.1

SiriusXM Reports First Quarter 2019 Results

•	First Quarter Revenue Increases to $1.7 Billion; Pro Forma Revenue (As If Pandora Acquisition Closed Jan. 1, 2018) Increases 10% to $1.9 Billion

•	Net Income Declines 44% to $162 Million on Acquisition and Other Charges of $76 Million; Diluted EPS of $0.03 Reported

•	Adjusted EBITDA Climbs 27% to $567 Million

•	Company Capital Returns Approach $900 Million Year-to-Date

•	Completes Acquisition of Pandora Media; Issues Combined 2019 Guidance

NEW YORK – April 24, 2019 – SiriusXM today announced first quarter 2019 operating and financial results. Total revenue of $1.7 billion increased 27% compared to the prior year period, with growth driven by the acquisition of Pandora Media on February 1, 2019. The Company's net income totaled $162 million in the first quarter, compared to $289 million in the prior year period. Net income per diluted common share was $0.03 in the first quarter, compared to $0.06 in the prior year period.

Pro forma revenue increased 10% to $1.9 billion in the first quarter, up from $1.7 billion in the prior year period. Adjusted EBITDA grew 27% to $567 million in the first quarter and resulted in an adjusted EBITDA margin of 30.5%, growing over 400 basis points from 26.3% in the first quarter 2018. The adjusted EBITDA margin in the quarter was driven primarily by revenue growth across the combined businesses and cost efficiencies in subscriber acquisition costs and revenue share and royalties. The pro forma revenue and adjusted EBITDA figures assume the Pandora acquisition closed on January 1, 2018.

“SiriusXM's first quarter of 2019 was an exciting time for the company. We're thrilled to have completed the Pandora acquisition on February 1st and have been working quickly to integrate and coordinate the operations of the two businesses. The year is off to a strong start, and today we are issuing combined guidance for 2019 that shows continuing revenue, adjusted EBITDA and free cash flow growth," said Jim Meyer, Chief Executive Officer, SiriusXM.

“With the addition of Pandora to SiriusXM, we now have more to offer subscribers and listeners than ever before. Last month we created Pandora's first-ever content team, and those talented professionals launched our first joint offering, Pandora NOW, a full-time SiriusXM channel and Pandora station and playlist, curated from Pandora data of the top-trending artists. In addition, we announced an array of SiriusXM’s top sports, comedy and talk hosts’ shows are now available as podcasts on Pandora. We also added more than 100 new music channels on the SiriusXM streaming platform — the largest addition ever — all of them based on our existing popular channels but perfectly crafted to fit any mood, occasion or activity,” added Meyer.

FIRST QUARTER 2019 HIGHLIGHTS

SiriusXM operates two complementary audio entertainment businesses — our SiriusXM business and our Pandora business. Further information regarding these two segments will be contained in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2019. The pro forma financial and operating highlights of these two segments are presented separately below and exclude the impact of share-based payment expense.

SIRIUSXM

•
Self-Pay Subscribers Top 29 Million. SiriusXM added 131 thousand net new self-pay subscribers in the first quarter to end with nearly 29.1 million self-pay subscribers. Total net subscriber additions in the first quarter were 132 thousand, resulting in more than 34.2 million total SiriusXM subscribers at the end of the period. Self-pay monthly churn for the quarter was 1.8%, flat compared to the first quarter of 2018.

•
SiriusXM Revenue of $1.5 Billion. First quarter revenue of $1.5 billion grew 8% compared to the prior year period. This growth was driven by a 3% increase in SiriusXM subscribers and 4% growth in SiriusXM's average revenue per user (ARPU) to $13.52.

•
Gross Profit Grows 8%. Total cost of services at SiriusXM increased 9% to $569 million in the first quarter, driven primarily by higher revenue share and royalties. Gross profit at SiriusXM in the quarter totaled $926 million, increasing 8% over the first quarter of 2018, and produced a gross margin of 62%, approximately flat compared to the prior year period.

•
Exclusive Performances, Legendary Artists. SiriusXM continued to demonstrate its ability to "go deep" with seminal artists with a special limited-time channel KISS Army Radio — accompanied by a subscriber concert on LA’s Sunset Strip — as well as exclusively broadcasting a series of live concerts by country star Eric Church on The Highway channel and a special Twenty One Pilots performance on Alt Nation for an audience of SiriusXM subscribers.

PANDORA

•
Ad Revenue Hit Q1 Record. Advertising revenue at Pandora reached a first quarter record of $231 million, growing 7% over the first quarter of 2018. Ad revenue was driven by record first quarter monetization of $62.60 per thousand hours, growing 13% over the first quarter 2018. Revenue growth was attributed to strength in audio and video programmatic and engagement-based video as well as the expansion of off-platform efforts and fees generated on the AdsWizz platform. Total revenue for Pandora grew 14% to $365 million in the quarter, driven by a 29% increase in subscriber revenue to $134 million.

•
Total Ad Supported Listener Hours of 3.42 Billion. Monthly Active Users (MAUs) at Pandora were 66.0 million in the first quarter, down from 72.3 million in the prior year period. This resulted in total ad supported listener hours of 3.4 billion in the period, down from 3.8 billion in the first quarter of 2018.

•
Self-Pay Net Adds of 246 Thousand. Pandora added 246 thousand net new self-pay subscribers in the first quarter to end with nearly 6.2 million self-pay subscribers. Total Pandora subscribers were 6.9 million at the end of the period.

•
Gross Profit Grows 73%. Total cost of services at Pandora in the first quarter of 2019 of $254 million were relatively flat compared with the first quarter 2018, with lower revenue share and royalties offsetting slightly higher programming and content and customer service and billing expenses. Gross profit at Pandora totaled $111 million, increasing 73% over the first quarter of 2018. This produced a gross margin for Pandora in the quarter of 30%, growing approximately 1,000 basis points from 20% in the prior year period.

•
Sound On: Spring Campaign and New Features. Pandora launched its Sound On brand campaign in iconic locations across Nashville, San Francisco, Oakland, NYC, Miami and Atlanta, featuring some of the season’s most high-profile artists including Jonas Brothers, Maren Morris, Bebe Rexha, Khalid, 2 Chainz, John Legend and Becky G. During the quarter, Pandora also launched new features like Stories, which combine the best of podcasts and music playlists and Modes, which allows the user to select a more “lean forward” or “lean back” experience.

First quarter net income of $162 million declined 44% over the prior year period due to approximately $76 million of acquisition and other costs related to the Pandora acquisition, a $31 million one-time benefit to other income in the prior year period and a higher tax rate. The effective tax rate for the first quarter 2019 totaled 33.3%, compared to 21.7% in the prior year period, with the change driven primarily by an increase to the valuation allowance related to federal research and development credits that are unlikely to be realized as a result of the anticipated use of Pandora's NOLs.

“Solid revenue growth and strong performance from adjusted EBITDA has put the year off to a great start. Our new guidance shows our confidence in driving strong results following the acquisition of Pandora. Cost synergies are now expected to ultimately exceed $75 million. SiriusXM had yet another quarter of significant capital returns to stockholders, distributing over $660 million in the first quarter and nearly $900 million so far this year through April 22. Since the announcement of the Pandora acquisition, we have repurchased more than 63% of the stock issued in the transaction. At quarter-end, our pro forma debt to adjusted EBITDA was 3.2 times and we had cash on hand of $62 million with undrawn revolver capacity of approximately $1.2 billion. In 2019, we will continue to use our strong financial position and ample liquidity to invest in our business, make strategic investments and return capital to stockholders," noted David Frear, Chief Financial Officer, SiriusXM.

2019 GUIDANCE

The Company is reiterating its existing SiriusXM self-pay net subscriber additions guidance and issuing full-year 2019 guidance for the combined company, including Pandora:

•	SiriusXM self-pay net subscriber additions approaching 1 million,

•	Pro forma revenue of approximately $7.7 billion,

•	Adjusted EBITDA of approximately $2.3 billion, and

•	Free cash flow of approximately $1.6 billion.

CAPITAL RETURN PROGRAM

Shares of common stock may be purchased from time to time on the open market, pursuant to pre-set trading plans meeting the requirements of Rule 10b5-1 under the Exchange Act of 1934, as amended, in privately negotiated transactions, including in accelerated stock repurchase transactions and transactions with Liberty Media and its affiliates, or otherwise. The Company expects to fund the repurchases through a combination of cash on hand, cash generated by operations and future borrowings. The size and timing of these purchases will be based on a number of factors, including price and business and market conditions.

The Company's dividend policy may change at any time without notice to stockholders. The declaration and payment of dividends is at the discretion of the Company's Board of Directors in accordance with applicable law after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs, limitations imposed by its indebtedness, legal requirements and other factors that the Board of Directors deems relevant.

FIRST QUARTER 2019 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended March 31,
(in millions, except per share data)	2019	2018

Revenue:
Subscriber revenue	$1,458	$1,258
Advertising revenue	209	42
Equipment revenue	41	35
Other revenue	36	40
Total revenue	1,744	1,375
Operating expenses:
Cost of services:
Revenue share and royalties	492	310
Programming and content	106	101
Customer service and billing	113	94
Transmission	31	22
Cost of equipment	6	7
Subscriber acquisition costs	108	123
Sales and marketing	183	107
Engineering, design and development	54	31
General and administrative	135	85
Depreciation and amortization	107	72
Acquisition and other related costs	76	—
Total operating expenses	1,411	952
Income from operations	333	423
Other income (expense):
Interest expense	(90)	(90)
Loss on extinguishment of debt	(1)	—
Other income	1	36
Total other expense	(90)	(54)
Income before income taxes	243	369
Income tax expense	(81)	(80)
Net income	$162	$289
Foreign currency translation adjustment, net of tax	7	(9)
Total comprehensive income	$169	$280
Net income per common share:
Basic	$0.04	$0.06
Diluted	$0.03	$0.06
Weighted average common shares outstanding:
Basic	4,571	4,491
Diluted	4,678	4,586
Dividends declared per common share	$0.0121	$0.0110

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in millions, except per share data)	March 31, 2019	December 31, 2018
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$62	$54
Receivables, net	592	233
Inventory, net	20	22
Related party current assets	12	11
Prepaid expenses and other current assets	221	158
Total current assets	907	478
Property and equipment, net	1,586	1,513
Intangible assets, net	3,581	2,501
Goodwill	3,831	2,290
Related party long-term assets	448	960
Deferred tax assets	298	293
Operating lease right-of-use assets	428	—
Other long-term assets	146	138
Total assets	$11,225	$8,173
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$1,072	$736
Accrued interest	86	128
Current portion of deferred revenue	1,994	1,932
Current maturities of debt	4	3
Operating lease current liabilities	46	—
Related party current liabilities	4	4
Total current liabilities	3,206	2,803
Long-term deferred revenue	145	149
Long-term debt	7,181	6,885
Related party long-term liabilities	3	4
Deferred tax liabilities	48	47
Operating lease liabilities	397	—
Other long-term liabilities	91	102
Total liabilities	11,071	9,990
Stockholders’ (deficit) equity:
Common stock, par value $0.001 per share; 9,000 shares authorized; 4,650 and 4,346 shares issued; 4,645 and 4,346 outstanding at March 31, 2019 and December 31, 2018, respectively	5	4
Accumulated other comprehensive income (loss), net of tax	1	(6)
Additional paid-in capital	2,071	242
Treasury stock, at cost; 5 and 0 shares of common stock at March 31, 2019 and December 31, 2018, respectively	(28)	—
Accumulated deficit	(1,895)	(2,057)
Total stockholders’ equity (deficit)	154	(1,817)
Total liabilities and stockholders’ equity (deficit)	$11,225	$8,173

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Three Months Ended March 31,
(in millions)	2019	2018
Cash flows from operating activities:
Net income	$162	$289
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	107	72
Non-cash interest expense, net of amortization of premium	4	2
Provision for doubtful accounts	14	11
Amortization of deferred income related to equity method investment	(1)	(1)
Loss on extinguishment of debt	1	—
Loss (gain) on unconsolidated entity investments, net	4	(1)
Gain on fair value instrument	—	(31)
Dividend received from unconsolidated entity investment	—	1
Share-based payment expense	70	34
Deferred income taxes	77	72
Changes in operating assets and liabilities:
Receivables	(13)	(14)
Inventory	2	3
Related party, net	(1)	(2)
Prepaid expenses and other current assets	(31)	(8)
Other long-term assets	1	6
Operating lease right-of-use assets	19	—
Accounts payable and accrued expenses	15	(38)
Accrued interest	(42)	(53)
Deferred revenue	20	66
Operating lease liabilities	(17)	—
Other long-term liabilities	5	7
Net cash provided by operating activities	396	415
Cash flows from investing activities:
Additions to property and equipment	(90)	(81)
Purchases of other investments	(6)	(7)
Cash received from Pandora Acquisition	313	—
Sale of short-term investments	72	—
Investments in related parties and other equity investees	(5)	—
Repayment from related party	—	3
Net cash provided by (used in) investing activities	284	(85)
Cash flows from financing activities:
Taxes paid from net share settlements for stock-based compensation	(33)	(23)
Revolving credit facility, net of deferred financing costs	143	65
Proceeds from sale of capped call security	3	—
Principal payments of long-term borrowings	(152)	(4)
Common stock repurchased and retired	(576)	(309)
Dividends paid	(57)	(49)
Net cash used in financing activities	(672)	(320)
Net decrease in cash, cash equivalents and restricted cash	8	10
Cash, cash equivalents and restricted cash at beginning of period	65	79
Cash, cash equivalents and restricted cash at end of period(1)	$73	$89

(1)
The following table reconciles cash, cash equivalents and restricted cash per the statement of cash flows to the balance sheet. The restricted cash balances are primarily due to letters of credit which have been issued to the landlords of leased office space. The terms of the letters of credit primarily extend beyond one year.

(in millions)	March 31, 2019	December 31, 2018	March 31, 2018	December 31, 2017
Cash and cash equivalents	$62	$54	$79	$69
Restricted cash included in Other long-term assets	11	11	10	10
Total cash, cash equivalents and restricted cash at end of period	$73	$65	$89	$79

Unaudited Pro Forma Results
Set forth below are our pro forma results of operations for the three months ended March 31, 2019 compared with the three months ended March 31, 2018. These pro forma results are based on estimates and assumptions, which we believe are reasonable. They are not the results that would have been realized had the acquisition actually occurred on January 1, 2018 and are not indicative of our consolidated results of operations in future periods. The pro forma results primarily include adjustments related to amortization of acquired intangible assets, depreciation of property and equipment, acquisition costs and associated tax impacts. Please refer to the Footnotes to Results of Operations.

	For the Three Months Ended March 31,		2019 vs 2018 Change
(in millions)	2019	2018	Amount	%
Revenue	(Pro Forma)	(Pro Forma)
Sirius XM:
Subscriber revenue	$1,370	$1,258	$112	9%
Advertising revenue	46	42	4	10%
Equipment revenue	41	35	6	17%
Other revenue	38	43	(5)	(12)%
Total Sirius XM revenue	1,495	1,378	117	8%
Pandora:
Subscriber revenue	134	104	30	29%
Advertising revenue	231	215	16	7%
Total Pandora revenue	365	319	46	14%
Total consolidated revenue	1,860	1,697	163	10%
Cost of services
Sirius XM:
Revenue share and royalties	347	310	37	12%
Programming and content	102	101	1	1%
Customer service and billing	98	94	4	4%
Transmission	25	22	3	14%
Cost of equipment	6	7	(1)	(14)%
Total Sirius XM cost of services	578	534	44	8%
Pandora:
Revenue share and royalties	217	222	(5)	(2)%
Programming and content	4	2	2	100%
Customer service and billing	23	20	3	15%
Transmission	11	12	(1)	(8)%
Total Pandora cost of services	255	256	(1)	—%
Total consolidated cost of services	833	790	43	5%
Subscriber acquisition costs	108	123	(15)	(12)%
Sales and marketing	219	206	13	6%
Engineering, design and development	68	62	6	10%
General and administrative	151	129	22	17%
Depreciation and amortization	122	113	9	8%
Total operating expenses	1,501	1,423	78	5%
Income from operations	359	274	85	31%
Other income (expense):
Interest expense	(92)	(97)	(5)	(5)%
Loss on extinguishment of debt	(1)	(2)	(1)	(50)%
Other income	2	38	(36)	(95)%
Total other expense	(91)	(61)	30	49%
Income before income taxes	268	213	55	26%
Income tax expense	(87)	(41)	(46)	(112)%
Net income	$181	$172	$9	5%

Adjusted EBITDA	$567	$447	$120	27%

Footnotes to Results of Operations
The following tables reconcile our GAAP results of operations to our non-GAAP pro forma results of operations for the three months ended March 31, 2019 and 2018 which includes the Pandora pre-acquisition financial information. These pro forma results are based on estimates and assumptions, which we believe are reasonable. They are not the results that would have been realized had the acquisition actually occurred on January 1, 2018 and are not indicative of our consolidated results of operations in future periods. The pro forma results primarily include adjustments related to amortization of acquired intangible assets, depreciation of property and equipment, acquisition costs and associated tax impacts.

	Unaudited for the Three Months Ended March 31, 2019
	As Reported	Pandora Pre-Acquisition Financial Information (a)	Purchase Price Accounting and Pro Forma Adjustments	Ref	Pro Forma
Revenue
Sirius XM:
Subscriber revenue	$1,370	$—	$—		$1,370
Advertising revenue	46	—	—		46
Equipment revenue	41	—	—		41
Other revenue	36	—	2	(b)	38
Total Sirius XM revenue	1,493	—	2		1,495
Pandora:
Subscriber revenue	88	46	—		134
Advertising revenue	163	68	—		231
Total Pandora revenue	251	114	—		365
Total consolidated revenue	1,744	114	2		1,860
Cost of services
Sirius XM:
Revenue share and royalties	347	—	—		347
Programming and content	102	—	—		102
Customer service and billing	98	—	—		98
Transmission	25	—	—		25
Cost of equipment	6	—	—		6
Total Sirius XM cost of services	578	—	—		578
Pandora:
Revenue share and royalties	145	71	1	(c)	217
Programming and content	4	—	—		4
Customer service and billing	15	8	—		23
Transmission	6	5	—		11
Total Pandora cost of services	170	84	1		255
Total consolidated cost of services	748	84	1		833
Subscriber acquisition costs	108	—	—		108
Sales and marketing	183	36	—		219
Engineering, design and development	54	14	—		68
General and administrative	135	16	—		151
Depreciation and amortization	107	6	9	(d)	122
Acquisition and other related costs	76	1	(77)	(e)	—
Total operating expenses	1,411	157	(67)		1,501
Income (loss) from operations	333	(43)	69		359
Other income (expense):
Interest expense	(90)	(2)	—		(92)
Loss on extinguishment of debt	(1)	—	—		(1)
Other income	1	1	—		2
Total other expense	(90)	(1)	—		(91)
Income (loss) before income taxes	243	(44)	69		268
Income tax expense	(81)	—	(6)	(f)	(87)
Net income	$162	$(44)	$63		$181

(a)	Represents Pandora’s results for the period January 1, 2019 through January 31, 2019.

(b)	This adjustment eliminates the impact of additional revenue associated with certain programming agreements recorded as part of the XM Merger.

(c)	This adjustment includes the impact of additional expense associated with minimum guarantee royalty contracts recorded as part of the Pandora Acquisition.

(d)
This adjustment includes the impact of the additional amortization associated with the acquired intangible assets recorded as part of the Pandora Acquisition that are subject to amortization, partially offset by normal depreciation associated with assets revalued in purchase accounting.

(e)	This adjustment eliminates the impact of acquisition and other related costs.

(f)
This adjustment to income taxes was calculated by applying Sirius XM's statutory tax rate at March 31, 2019 to the pro forma adjustments of $69 and Pandora's pre-acquisition loss before income tax of $(44).

	Unaudited for the Three Months Ended March 31, 2018
	As Reported	Pandora Pre-Acquisition Financial Information (g)	Purchase Price Accounting and Pro Forma Adjustments	Ref	Pro Forma
Revenue
Sirius XM:
Subscriber revenue	$1,258	$—	$—		$1,258
Advertising revenue	42	—	—		42
Equipment revenue	35	—	—		35
Other revenue	40	—	3	(h)	43
Total Sirius XM revenue	1,375	—	3		1,378
Pandora:
Subscriber revenue	—	104	—		104
Advertising revenue	—	215	—		215
Total Pandora revenue	—	319	—		319
Total consolidated revenue	1,375	319	3		1,697
Cost of services
Sirius XM:
Revenue share and royalties	310	—	—		310
Programming and content	101	—	—		101
Customer service and billing	94	—	—		94
Transmission	22	—	—		22
Cost of equipment	7	—	—		7
Total Sirius XM cost of services	534	—	—		534
Pandora:
Revenue share and royalties	—	222	—		222
Programming and content	—	2	—		2
Customer service and billing	—	20	—		20
Transmission	—	12	—		12
Total Pandora cost of services	—	256	—		256
Total consolidated cost of services	534	256	—		790
Subscriber acquisition costs	123	—	—		123
Sales and marketing	107	99	—		206
Engineering, design and development	31	31	—		62
General and administrative	85	44	—		129
Depreciation and amortization	72	14	27	(i)	113
Total operating expenses	952	444	27		1,423
Income from operations	423	(125)	(24)		274
Other income (expense):
Interest expense	(90)	(7)	—		(97)
Loss on extinguishment of debt	—	(2)	—		(2)
Other income	36	2	—		38
Total other expense	(54)	(7)	—		(61)
Income before income taxes	369	(132)	(24)		213
Income tax expense	(80)	—	39	(j)	(41)
Net income	$289	$(132)	$15		$172

(g)	Represents Pandora’s results for the period January 1, 2018 through March 31, 2018.

(h)	This adjustment eliminates the impact of additional revenue associated with certain programming agreements recorded as part of the XM Merger.

(i)
This adjustment includes the impact of the additional amortization associated with the acquired intangible assets recorded as part of the Pandora Acquisition that are subject to amortization, partially offset by normal depreciation associated with assets revalued in purchase accounting.

(j)	This adjustment to income taxes was calculated by applying Sirius XM's statutory tax rate at March 31, 2018 to the pro forma adjustments of $(24) and Pandora's loss before income tax of $(132).

(in millions)	For the Three Months Ended March 31,		2019 vs 2018 Change
Sirius XM:	2019	2018	Amount	%
Revenue	(Pro Forma)	(Pro Forma)
Subscriber revenue	$1,370	$1,258	$112	9%
Advertising revenue	46	42	4	10%
Equipment revenue	41	35	6	17%
Other revenue	38	43	(5)	(12)%
Total Sirius XM revenue	1,495	1,378	117	8%
Cost of services
Revenue share and royalties	347	310	37	12%
Programming and content (a)	95	93	2	2%
Customer service and billing (a)	97	93	4	4%
Transmission (a)	24	21	3	14%
Cost of equipment	6	7	(1)	(14)%
Total Sirius XM cost of services	569	524	45	9%
Gross Profit	$926	$854	$72	8%
Gross Margin %	62%	62%	—%	—%

(a)
For the three months ended March 31, 2019 share-based compensation expense includes $7 related to programming and content, $1 related to customer service and billing and $1 related to transmission. For the three months ended March 31, 2018 share-based compensation expense includes $8 related to programming and content, $1 related to customer service and billing and $1 related to transmission.

(in millions)	For the Three Months Ended March 31,		2019 vs 2018 Change
Pandora:	2019	2018	Amount	%
Revenue	(Pro Forma)	(Pro Forma)
Subscriber revenue	$134	$104	$30	29%
Advertising revenue	231	215	16	7%
Total Pandora revenue	365	319	46	14%
Cost of services
Revenue share and royalties	217	222	(5)	(2)%
Programming and content	4	2	2	100%
Customer service and billing	23	20	3	15%
Transmission (b)	10	11	(1)	(9)%
Total Pandora cost of services	254	255	(1)	—%
Gross Profit	$111	$64	$47	73%
Gross Margin %	30%	20%	10%	50%

(b)
For the three months ended March 31, 2019 share-based compensation expense includes $1 related to transmission. For the three months ended March 31, 2018 share-based compensation expense includes $1 related to transmission.

Key Financial and Operating Performance Metrics
Subscribers and subscription related revenues and expenses associated with our connected vehicle services and Sirius XM Canada are not included in Sirius XM's subscriber count or subscriber-based operating metrics.

Set forth below are our subscriber balances as of March 31, 2019 compared to March 31, 2018:

	As of March 31,		2019 vs 2018 Change
(subscribers in thousands)	2019	2018 (1)	Amount	%
Sirius XM
Self-pay subscribers	29,046	27,720	1,326	5%
Paid promotional subscribers	5,125	5,347	(222)	(4)%
Ending subscribers (2)	34,171	33,066	1,105	3%
Traffic users	8,849	7,753	1,096	14%
Sirius XM Canada subscribers	2,658	2,627	31	1%

Pandora
Active users - all services	66,035	72,286	(6,251)	(9)%
Self-pay subscribers	6,160	5,626	534	9%
Paid promotional subscribers	736	—	736	nm
Ending subscribers	6,896	5,626	1,270	23%

(1)	Includes Pandora's results as of March 31, 2018.

(2)	Amounts may not sum as a result of rounding.

The following table contains our Non-GAAP financial and operating performance measures which are based on our adjusted results of operations for the three months ended March 31, 2019 and 2018:

	For the Three Months Ended March 31,		2019 vs 2018 Change
(subscribers in thousands)	2019 (1)	2018 (2)	Amount	%
Sirius XM
Self-pay subscribers	131	206	(75)	(36)%
Paid promotional subscribers	1	124	(123)	(99)%
Net additions	132	330	(198)	(60)%
Weighted average number of subscribers	34,015	32,828	1,187	4%
Average self-pay monthly churn	1.8%	1.8%	—	—%
ARPU (3)	$13.52	$12.95	$0.57	4%

Pandora
Self-pay subscribers	246	148	98	66%
Paid promotional subscribers	(20)	—	(20)	nm
Net additions (4)	227	148	79	53%
Weighted average number of subscribers	6,709	5,524	1,185	21%
ARPU	$6.70	$6.30	$0.40	6%
Ad supported listener hours (in billions)	3.42	3.85	(0.43)	(11)%
Advertising revenue per thousand listener hours (RPM)	$62.60	$55.52	$7.08	13%
Licensing costs per thousand listener hours (LPM)	$36.64	$36.35	$0.29	1%
Licensing costs per paid subscriber (LPU)	$3.97	$4.65	$(0.68)	(15)%

Total Company
Adjusted EBITDA	$567	$447	120	27%
Free cash flow	$300	$327	(27)	(8)%
nm - not meaningful

(1)	Includes Pandora's results for the three month period, inclusive of pre-acquisition results for the period January 1, 2019 through January 31, 2019.

(2)	Includes Pandora's pre-acquisition results for the period January 1, 2018 through March 31, 2018.

(3)	ARPU for Sirius XM excludes subscriber revenue from our connected vehicle services of $36 and $25 for the three months ended March 31, 2019 and 2018, respectively.

(4)	Amounts may not sum as a result of rounding.

Glossary

Active users - the number of distinct registered users on the Pandora services, including subscribers, that have consumed content within the trailing 30 days to the end of the final calendar month of the period. The number of active users on the Pandora services may overstate the number of unique individuals who actively use our Pandora service, as one individual may use multiple accounts. To become a registered user on the Pandora services, a person must sign-up using an email address or phone number, or access our service using a device with a unique identifier, which we use to create an account for our service. Prior to the second quarter of 2018, Pandora defined active users as the number of distinct registered users, including subscribers, that have requested audio from our Pandora servers during the trailing 30 days to the end of the final calendar month of the period.

Average self-pay monthly churn - the monthly average of self-pay deactivations for the period divided by the average number of self-pay subscribers for the period.

Adjusted EBITDA - EBITDA is defined as net income before interest expense, income tax expense and depreciation and amortization. We adjust EBITDA to exclude the impact of other income as well as certain other charges discussed below. Adjusted EBITDA is a Non-GAAP financial measure that excludes (if applicable): (i) certain adjustments as a result of the purchase price accounting for the XM Merger and the Pandora Acquisition, (ii) predecessor net income adjusted for certain expenses, including depreciation and amortization, other income (loss), and share-based payment expense for January 2019 and the three months ended March 31, 2018, (iii) share-based payment expense and (iv) other significant operating expense (income) that do not relate to the on-

going performance of our business. We believe adjusted EBITDA is a useful measure of the underlying trend of our operating performance, which provides useful information about our business apart from the costs associated with our capital structure and purchase price accounting. We believe investors find this Non-GAAP financial measure useful when analyzing our past operating performance with our current performance and comparing our operating performance to the performance of other communications, entertainment and media companies. We believe investors use adjusted EBITDA to estimate our current enterprise value and to make investment decisions. As a result of large capital investments in our satellite radio system, our results of operations reflect significant charges for depreciation expense. We believe the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of our business. We also believe the exclusion of the legal settlements and reserves, acquisition related costs, loss on extinguishment of debt and loss on disposal of assets, to the extent they occur during the period, is useful as they are significant expenses not incurred as part of our normal operations for the period.
Adjusted EBITDA has certain limitations in that it does not take into account the impact to our statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the XM Merger and the Pandora Acquisition. We endeavor to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure.  Investors that wish to compare and evaluate our operating results after giving effect for these costs, should refer to net income as disclosed in our unaudited consolidated statements of comprehensive income. Since adjusted EBITDA is a Non-GAAP financial performance measure, our calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. The reconciliation of net income to the adjusted EBITDA is calculated as follows:

	For the Three Months Ended March 31,
(in millions)	2019	2018
Net income:	$162	$289
Add back items excluded from Adjusted EBITDA:
Legal settlements and reserves	25	—
Acquisition and other related costs (1)	76	—
Share-based payment expense (3)	49	34
Depreciation and amortization	107	72
Interest expense	90	90
Loss on extinguishment of debt	1	—
Other (income) expense	(1)	(36)
Income tax expense	81	80
Purchase price accounting adjustments:
Revenues	2	3
Operating expenses	(1)	—
Pro forma adjustment (2)	(24)	(85)
Adjusted EBITDA	$567	$447

(1)	Acquisition and other related costs include $21 of share-based compensation expense.

(2)
Pro forma adjustment for the three months ended March 31, 2019 includes Pandora's January 2019 Net income of $(44) plus Depreciation and amortization of $6, Share-based payment expense of $11, Acquisition and other related costs of $1, and Interest expense of $2 offset by Other income of $1, plus purchase price accounting impacts of $1. Pro forma adjustment for three months ended March 31, 2018 includes Pandora's Net income for the three months ended March 31, 2018 of $(132) plus Depreciation and amortization of $14, Share-based payment expense of $26, Loss on extinguishment of debt of $2, and Interest expense of $7 offset by Other income of $2.

(3)	Allocation of share-based payment expense:

	For the Three Months Ended March 31,
(in millions)	2019	2018
Programming and content	$7	$8
Customer service and billing	1	1
Transmission	1	1
Sales and marketing	15	6
Engineering, design and development	9	4
General and administrative	16	14
Total share-based payment expense	$49	$34

Free cash flow - is derived from cash flow provided by operating activities, net of additions to property and equipment and purchases of other investments. Free cash flow is a metric that our management and board of directors use to evaluate the cash generated by our operations, net of capital expenditures and other investment activity. In a capital intensive business, with significant investments in satellites, we look at our operating cash flow, net of these investing cash outflows, to determine cash available for future subscriber acquisition and capital expenditures, to repurchase or retire debt, to acquire other companies and to evaluate our ability to return capital to stockholders. We exclude from free cash flow certain items that do not relate to the on-going performance of our business, such as cash flows for acquisitions, strategic and short-term investments, and net loan activity with related parties and other equity investees. We believe free cash flow is an indicator of the long-term financial stability of our business.  Free cash flow, which is reconciled to “Net cash provided by operating activities,” is a Non-GAAP financial measure.  This measure can be calculated by deducting amounts under the captions “Additions to property and equipment” and deducting or adding Restricted and other investment activity from “Net cash provided by operating activities” from the unaudited consolidated statements of cash flows. Free cash flow should be used in conjunction with other GAAP financial performance measures and may not be comparable to free cash flow measures presented by other companies.  Free cash flow should be viewed as a supplemental measure rather than an alternative measure of cash flows from operating activities, as determined in accordance with GAAP.  Free cash flow is limited and does not represent remaining cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt maturities. We believe free cash flow provides useful supplemental information to investors regarding our current cash flow, along with other GAAP measures (such as cash flows from operating and investing activities), to determine our financial condition, and to compare our operating performance to other communications, entertainment and media companies. Free cash flow is calculated as follows:

	For the Three Months Ended March 31,
(in millions)	2019	2018
Cash Flow information
Net cash provided by operating activities	$396	$415
Net cash provided by (used in) investing activities	$284	$(85)
Net cash used in financing activities	$(672)	$(320)
Free Cash Flow
Net cash provided by operating activities	$396	$415
Additions to property and equipment	(90)	(81)
Purchases of other investments	(6)	(7)
Free cash flow	$300	$327
ARPU - Sirius XM ARPU is derived from total earned subscriber revenue (excluding revenue associated with our connected vehicle services), advertising revenue, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. Pandora ARPU is defined as average monthly subscriber revenue per paid subscriber on our Pandora subscription services.
Ad supported listener hours - is based on the total bytes served over our advertising supported platforms for each track that is requested and served from our Pandora servers, as measured by our internal analytics systems, whether or not a listener listens to the entire track. For non-music content such as podcasts, episodes are divided into approximately track-length parts, which are treated as tracks. To the extent that third-party measurements of advertising hours are not calculated using a similar server-based approach, the third-party measurements may differ from our measurements.
RPM - is calculated by dividing advertising revenue, excluding AdsWizz and other off-platform revenue, by the number of thousands of listener hours on our Pandora advertising-based service.
LPM - is calculated by dividing advertising licensing costs by the number of thousands of listener hours on our Pandora advertising-based service.
LPU - is calculated by dividing subscriber licensing costs by the number of paid subscribers on our Pandora subscription services.

###

About SiriusXM

Sirius XM Holdings Inc. (NASDAQ: SIRI) is the world's largest audio entertainment company, and the premier programmer and platform for subscription- and advertising-supported audio products. With the recent addition of Pandora, the largest streaming music provider in the U.S., SiriusXM reaches more than 100 million people with its audio products. For more about the new SiriusXM, please go to: www.siriusxm.com.

FORWARD-LOOKING STATEMENTS

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: our substantial competition, which is likely to increase over time; our ability to attract and retain subscribers and listeners, which is uncertain; the effectiveness of our marketing efforts; our ability to attract advertisers to our platform and maintain revenue growth; interference to our service from wireless operations; consumer protection laws and their enforcement; unfavorable outcomes of pending or future litigation; the market for music rights, which is changing and subject to uncertainties; our dependence upon the auto industry; general economic conditions; the security of the personal information about our customers; existing or future government laws and regulations could harm our business; failure of our satellites would significantly damage our business; the interruption or failure of our information technology and communications systems; our failure to realize benefits of acquisitions or other strategic initiatives; rapid technological and industry changes; failure of third parties to perform; our failure to comply with FCC requirements; modifications to our business plan; our indebtedness; our principal stockholder has significant influence over our affairs and over actions requiring stockholder approval and its interests may differ from interests of other holders of our common stock; impairment of our business by third-party intellectual property rights; and changes to our dividend policies which could occur at any time. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2018, which is filed with the Securities and Exchange Commission (the "SEC") and available at the SEC's Internet site ( http://www.sec.gov ). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Hooper Stevens
212-901-6718
Hooper.stevens@siriusxm.com

Patrick Reilly
212-901-6646
patrick.reilly@siriusxm.com